Exhibit 10.34

Execution Copy

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), effective as of July 1, 2015 (the “Effective Date”), between 21st Century Fox America, Inc., a Delaware corporation (the “Company”) and James R. Murdoch (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive on the terms and conditions hereinafter set forth and the Executive desires to be so employed;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.Employment; Position and Duties; Exclusive Services.

(a)Employment. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, for the Term provided in Section 2 below and upon the other terms and conditions hereinafter provided.

(b)Positions; Reporting Responsibility; Power and Authority.

(i) The Executive shall serve as Chief Executive Officer of Twenty-First Century Fox, Inc. (“21st Century Fox”) and 21st Century Fox shall make its best efforts to assure that the Executive serves as a member of the 21st Century Fox Board of Directors (the “Board”) during the Term hereof.

(ii)The Executive shall be required to report only to K. Rupert Murdoch, an Executive Chairman of 21st Century Fox, and the Board. As Chief Executive Officer of 21st

Century Fox, the Executive shall have the powers, responsibilities and authorities that are customary for chief executive officers of corporations of the size, type and nature of 21st Century Fox and shall have meaningful involvement in all areas of the operations and strategic planning for 21st Century Fox and its subsidiaries and affiliates.  Other than K. Rupert Murdoch, an Executive Chairman of 21st Century Fox, the Executive will be the highest ranking executive of 21st Century Fox; provided, however that Executive shall rank equally with Lachlan K. Murdoch, an Executive Chairman of 21st Century Fox.  The most senior executives of all subsidiaries and divisions of 21st Century Fox will report to the Executive and to Lachlan K. Murdoch, an Executive Chairman of 21st Century Fox, except as otherwise mutually agreed by the Company and the Executive in writing.  It shall be a condition of the Executive’s agreement to perform services hereunder that this Agreement be guaranteed in all respects by 21st Century Fox.

(c)Exclusive Services. During the Term, and except for illness or incapacity, the Executive shall devote his full business time, attention, skill and efforts to the business and affairs of the Company and its subsidiaries and affiliates, and shall perform and discharge the duties which may be assigned to him from time to time by the Board and K. Rupert Murdoch, an Executive Chairman of 21st Century Fox; provided, however, that so long as they do not in any manner interfere with his performance hereunder nothing in this Agreement shall preclude the Executive from devoting sufficient time during reasonable periods required for:

(i)  serving as a member of the board of directors or board of trustees, as applicable, of News Corporation, Endemol Shine Group, Vice Holding Inc., Sky plc, Yankees Entertainment and Sports Network, Paley Center for Media, Harvard Lampoon, Ghetto Film School, Scripps Howard School of Journalism and Communications, and, in

accordance with the Company’s policies and with the prior approval of the 21st Century Fox Group General Counsel, as a director or member of a committee of any company or organization,

(ii) delivering lectures and fulfilling speaking engagements,

(iii)engaging in charitable and community activities, and

(iv)investing his personal assets in such form and in such manner as will not violate Section 7 below, which shall be construed to permit investment in any Company-controlled investment fund.

(d)Location. The Executive’s principal place of business shall be at the Company’s headquarters in New York, New York.  The Executive’s principal place of business shall not be relocated outside of New York, New York without the written consent of the Executive.  The Executive will travel as reasonably required to perform his functions hereunder, which may include significant travel to Los Angeles, California.

2.Term of Agreement.

The term of employment under this Agreement shall be the period commencing on the Effective Date and ending on June 30, 2019 (the “Term”).

3.Salary and Bonus.

(a)Salary. The Executive shall be paid a base salary (the “Salary”) at the rate of no less than $3,000,000 per annum from and after the Effective Date.  The Salary shall be payable in accordance with the customary payroll practices for senior executives of the Company.

(b)Annual Cash Bonus.

The Executive will be eligible to receive an annual bonus (an “Annual Bonus”) for each fiscal year of the Company (currently July 1 to June 30) (the “Fiscal Year”) ending coincident with or during the Term.  The Compensation Committee of 21st Century Fox’s Board of Directors (the “Compensation Committee”) shall establish the criteria for the Annual Bonus for each Fiscal Year within the 90-day period after the beginning of each Fiscal Year. For each Fiscal Year during the Term, the amount for the target Annual Bonus for the applicable Fiscal Year shall be no less than $8,000,000 (the “Target Annual Bonus Amount”) with a maximum payout of no less than $16,000,000.   Any Annual Bonus granted shall be paid in cash no later than 90 days after the end of the Fiscal Year to which it related or ten days after earnings for the applicable Fiscal Year are announced, whichever occurs first.

(c)Performance-Based Long-Term Incentive Awards.  The Executive shall participate in the 21st Century Fox Executive Officer Performance-Based Long-Term Incentive Program (“Performance-Based LTIP”) pursuant to the terms and conditions of such program set forth in Exhibit A attached hereto (the “PSU Terms and Conditions”).  For each Fiscal Year during the Term, the target amount for such Performance-Based LTIP for the applicable Fiscal Year shall be no less than $9,000,000 (the “PSU Target Value”) and the maximum opportunity for such Performance-Based LTIP (the “PSU Maximum Opportunity”) shall be no greater than 150% of the PSU Target Number where the “PSU Target Number” is determined by dividing the PSU Target Value by the 20 trading day average price of the Company’s Class A common stock, par value $0.01 per share, ending on June 30 of the prior Fiscal Year, provided that such PSU Maximum Opportunity shall also be subject to the limitations set forth in the Twenty-First Century Fox, Inc. 2013 Long-Term Incentive Plan.  In the event that the Term expires during a performance period of the Performance-Based LTIP (the “Performance Period”), the Executive shall continue to be eligible to earn the full value of the Performance-Based LTIP.

4.Pension and Welfare Benefits. During the Term, unless otherwise specified herein, the Executive and his surviving spouse will participate in all pension and welfare plans (other than provisions in individual contracts that might be deemed plans), programs and benefits at the highest levels that are from time to time applicable to senior executives of the Company (including, without limitation, each retirement plan, supplemental and excess retirement plan, individual supplemental excess retirement arrangement (“ISERA”), group life insurance, accident and death insurance, medical and dental insurance, sick leave and disability plan and any plan or program providing fringe benefits or perquisites).  In addition, for as long as he and his surviving spouse live, the Executive and his surviving spouse will be entitled to participate in (together with their eligible dependents), and the Company will pay for, such health and welfare benefits (including, without limitation, medical and dental, disability and life insurance and other similar benefit plans) presently in effect or hereafter adopted at the highest levels that are from time to time applicable to the highest paid group of senior executives of the Company (the “Continuing Health and Welfare Benefits”); provided that the Company shall not be required to continue to provide the benefits under this Section 4 if such benefits are provided to Executive by another employer.

5.Other Benefits.

(a)Travel and Business‑Related Expenses. During the Term, the Executive agrees to travel to the extent reasonably necessary to perform his duties hereunder, and shall be reimbursed in accordance with the policies of the Company for traveling and other expenses (including, without limitation, the expense of first class travel incurred in the performance of the business of the Company) and shall be entitled to other perquisites normally afforded to senior executive officers of the Company.

(b)Corporate Jet. During the Term, to the extent available, the Executive shall be permitted to use a jet provided by 21st Century Fox for business travel and for personal travel in a manner that is consistent with Company guidelines.

(c)Automobile. During the Term, the Executive shall receive a car allowance equal to the highest car allowance available to a senior executive in 21st Century Fox other than K. Rupert Murdoch, an Executive Chairman of 21st Century Fox.

6.Termination of Employment.

(a)Termination for Cause; Resignation Without Good Reason; Death or Disability.

(i) If the Executive’s employment is terminated by the Company for Cause (as defined below in this Section) or if the Executive resigns from his employment without Good Reason (as defined below in this Section) or if the Executive’s employment hereunder terminates due to death, prior to the expiration of the Term, the Executive shall be entitled to receive:

(A)the Salary provided for in Section 3(a) as accrued through the date of such termination or resignation plus any accrued vacation pay; provided that in the case of termination for death or Disability (as defined below) the Executive shall also be entitled to receive the Salary provided for in Section 3(a) for the twenty-four (24) month period after the date of termination;

(B)any Annual Bonus payable but not yet paid in respect of any Fiscal Year  prior to the date such termination or resignation occurs;

(C)a pro rata portion of the Annual Bonus the Executive would have earned for the Fiscal Year of such termination had no termination occurred

i.	in the case of the Executive’s death or Disability, such pro rata portion shall be calculated based on the Target Annual

Bonus Amount and based on the number of days the Executive was employed by the Company in the Fiscal Year during which his employment terminated compared to the total number of days in such Fiscal Year;

ii.

in the case of the Executive’s termination for Cause or resignation without Good Reason such pro rata portion shall be calculated based solely on the Compensation Committee’s assessment of Company financial and operating performance as compared to the Company’s target financial performance metric established in connection with the Annual Bonus described in Section 3(b) above provided that any threshold criteria established by the Compensation Committee as a condition of the payment of the Annual Bonus is satisfied.

(D)SERP and ISERA benefits;

(E)the Executive and his surviving spouse shall receive from the Company the Continuing Health and Welfare Benefits described in Section 4;

(F)the right to receive payment of any applicable Performance-Based LTIP:

i.

in the case of the Executive’s death or Disability, the Executive shall be entitled to receive the full value of any Performance-Based LTIP which will be calculated at the end of the Performance Period as if no termination had occurred and such Performance-Based LTIP shall be payable when such Performance-Based LTIP would have been paid had no termination occurred;
ii.

in the case of the Executive’s termination for Cause or resignation without Good Reason, the Executive shall be entitled to receive the pro rata value of any Performance-Based LTIP which will be calculated at the end of the Performance Period based on (a) the Final PSU Credits (as defined in the PSU Terms and Conditions) that the Executive would have received if no termination had occurred multiplied by (b) (1) the number of days the Executive was employed by the Company during the Performance Period divided by (2) the total number of days in such Performance Period; and

Payments required hereunder shall be made within 10 days following the termination of the Executive’s employment except as otherwise provided in this Section 6 or Section 18.  In addition to the foregoing, in the event of any termination of employment hereunder, the Executive shall also receive, when due, any other compensation or benefit payable to him under any plan, program or arrangement maintained by the Company or any of its affiliates, other than a severance plan or arrangement.

(ii)Cause.  For purposes of this Agreement, “Cause” shall mean:

(A)a deliberate and material breach by the Executive of his duties and responsibilities under this Agreement that results in material harm to the Company and its affiliates which breach is committed without reasonable belief that such breach is in, or not contrary to, the best interests of the Company, and is not remedied within 30 days after receipt of written notice from the Company specifying such breach;

(B)the Executive’s plea of guilty or nolo contendere to, or nonappealable conviction of, a felony, which conviction or plea causes material damage to the reputation or financial position of the Company; or

(C)the Executive’s addiction to drugs or alcohol that results in a material breach of his duties and responsibilities under this Agreement and that results in material harm to the Company and its affiliates, which addiction is not remedied within 30 days after receipt of written notice from the Company specifying such breach.

(iii)Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Executive’s express written consent:

(A)The assignment to the Executive of any duties inconsistent with the Executive’s positions, duties, responsibilities and status with 21st Century Fox, as set forth herein, a change in the Executive’s reporting responsibilities, title or offices, as set forth herein, or any removal of the Executive from or failure to elect or re-elect the Executive to any position with 21st Century Fox (including membership on the Board of Directors of 21st Century Fox, but only to the extent that 21st Century Fox does not use its best efforts to maintain Executive’s membership on its Board)  except in connection with the Executive’s promotion or a termination of employment for Cause;

(B)A reduction in the Executive’s Base Salary, as such Base Salary may be increased from time to time thereafter;

(C)A material reduction in the Executive’s benefits under any employee benefit plan (unless failure to reduce such benefits would constitute a violation of applicable law);

(D)Any relocation of the Executive’s work location from the location set forth herein;

(E)Any material reduction in fringe benefits and perquisites provided to the Executive (unless failure to reduce such benefits would constitute a violation of applicable law);

(F)Any material breach by the Company or 21st Century Fox of any provision of this Agreement; or

(G)Failure by any successor to the Company or 21st Century Fox expressly to assume all obligations of 21st Century Fox and the Company under this Agreement; provided, however, that an event specified in (A), (B), (C), (E) or (F) that has occurred inadvertently and in good faith shall not constitute “Good Reason” if it is remedied within 30 days after receipt of written notice from the Executive specifying such event.

(iv)For purposes of this Agreement, “Disability” shall mean the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in imminent death or can be expected to last for a continuous period of not less than 12 months.

(v) Any intended date of termination of employment by the Company or the Executive pursuant to Section 6(a) or (b) shall be communicated by a written notice of termination from the Company to the Executive or the Executive to the Company, as the case may be, which, in the case of a proposed termination to which the 30‑day cure period provided for in Section 6(a)(ii) or (iii) applies, shall be no less than 31 days after the delivery of such notice to the other party.

(b)Termination Without Cause; Resignation for Good Reason; Special Provisions on Death or Disability. If the Executive’s employment is terminated by the Company without Cause or if the Executive should resign for Good Reason, prior to the expiration of the Term, he shall be entitled to receive the amounts set forth in Sections 6(a)(i)(A), (B), (C)(ii) and (D), as well as:

(i)  if Executive’s employment is terminated on or prior to June 30, 2018, a lump sum cash amount of $22,000,000; or

(ii) if Executive’s employment is terminated on or after July 1, 2018 and prior to the end of the Term, a lump sum cash amount of $11,000,000.

(iii)without prejudice to the Continuing Health and Welfare Benefits described in Section 4, continued medical, disability, dental and life insurance coverage for the Executive and his eligible dependents on the same basis as in effect immediately prior to the Executive’s termination of employment (without regard to any decreases in such benefits that would constitute “Good Reason” under this Agreement) through the third anniversary of the termination of employment; provided that the Company shall not be required to provide the benefits under this Section 6(b)(iii) if such benefits are provided to Executive by another employer; and

(iv)the right to receive the full value of any Performance-Based LTIP which will be calculated at the end of the Performance Period as if no termination had occurred and such Performance-Based LTIP shall be payable when such Performance-Based LTIP would have been paid had no termination occurred;

(v) the number of months of age and service credit for all purposes under all defined benefit plans of the Company equal to the greater of 36 or the number of months and fractional months remaining until the fifth anniversary of the Effective Date; provided, however, that to the extent any increase in benefits that would result from such additional age and service credits cannot be paid under the terms of any plan, the amount of such increase shall be calculated under the terms of each such plan and paid to the Executive directly by the Company in the same form and at the same time that the benefits under each such plan would otherwise be paid.

Payments required hereunder shall be made within 10 days following the termination of the Executive’s employment except as otherwise provided in this Section 6.  In addition to the foregoing, in the event of any termination of employment hereunder, the Executive shall also receive, when due, any other compensation or benefit payable to him under any plan, program or arrangement maintained by the Company or any of its affiliates, other than a severance plan or arrangement.  Notwithstanding the foregoing, in the event the Executive becomes entitled to receive the payment described under Section 6(b)(i) or (ii), such payment to the Executive shall automatically be delayed until the date that is six months following the Executive’s termination of employment and the provisions set forth under Section 18 shall apply to such payment (without regard to whether such amounts would actually be considered deferred compensation subject to Section 409A of the Code). Further, in the event the Executive becomes entitled to payments pursuant to Section 6(b)(i) or (ii), the Executive agrees that he will not, for a period of one year following termination but no later than June 30, 2019, in any manner directly or indirectly, engage in any business which competes with a material business in which the Company or 21st Century Fox is then engaged and will not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by, or connected in any manner with any corporation, firm or business that is so engaged; provided, however that nothing herein contained shall prohibit the Executive from (i) investing his personal assets in such form and in such manner as will not violate Section 7(a) or (ii) creating content that may be licensed to a business that is competitive with the Company or 21st Century Fox.

7.Personal Investments; Confidentiality.

(a)Restrictions on Personal Investments. Any other provision in this Agreement to the contrary notwithstanding, while employed hereunder the Executive shall not make a personal investment which results in the Executive beneficially owning, within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, a greater than two percent interest in any class of securities of a Public Company which engages in the media business or any interest in a company or business entity which is not a Public Company and which engages in the media business, unless the Executive shall have received prior written approval for such investment from Executive Chairman K. Rupert Murdoch or the 21st Century Fox Group General Counsel, not to be unreasonably withheld.  For purposes of this Agreement, (i) the phrase “engage(s) in the media business” shall refer not only to the activities of such Public Company or such other company or business entity, as the case may be, but shall also refer to the activities of any subsidiary, affiliate or joint venture thereof, (ii) the term “business entity” shall include, without limitation, individuals, sole proprietorships, partnerships and corporations, and (iii) the term “Public Company” shall mean any company or business entity which has any class of equity securities listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc.

(b)Confidential Information. The Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary and that, by reason of his employment hereunder, he may acquire confidential information and trade secrets concerning the operations of the Company, 21st Century Fox and their subsidiaries.  Accordingly, the Executive agrees that he will not, except with the prior written consent of the Board or as may be required by law or court of competent jurisdiction, directly or indirectly, disclose during the Term or any time thereafter any secret or confidential information that he has learned by reason of his association with the Company and 21st Century Fox or use any such information to the detriment of the Company and 21st Century Fox so long as such confidential information or trade secrets have not been disclosed or are not otherwise in the public domain.

(c)Employees of the Company. The Executive shall not, during the Term of his employment and for a period of one year thereafter, directly or indirectly, induce or attempt to induce any employee of the Company or its affiliates, to leave the Company or its affiliates or to render services for any other person, firm or corporation.

(d)Standards of Business Conduct. The Executive shall be subject to the provisions of the 21st Century Fox Standards of Business Conduct as currently in effect and any amendments thereto.

8.Excise Taxes.

In the event it shall be determined that any payment or distribution or any part thereof of any type to or for the benefit of the Executive whether pursuant to this Agreement or any other agreement between Executive and the Company or 21st Century Fox, or any person or entity that acquires ownership or effective control of the Company or 21st Century Fox or ownership of a substantial portion of the assets of the Company or 21st Century Fox (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)) whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or any other plan or agreement (the “Total Payments”) is or will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the maximum amount that could be paid to the Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), if the net after-tax payment to the Executive after reducing the Executive’s Total Payments to the Safe Harbor Cap is greater than the net after-tax (including the Excise Tax) payment to Executive without such reduction. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payment made pursuant to this Agreement and then to any other plan or agreement that triggers such Excise Tax, unless an alternative method of reduction is elected by Executive. All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under this paragraph, including determinations as to whether the Total Payments to the Executive shall be reduced to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by the outside accounting firm of the Company (the “Accounting Firm”). If the Accounting Firm determines that no Excise Tax is imposed on the Total Payments and it subsequently is established pursuant to a final determination of a court or an Internal Revenue Service proceeding which has been finally and conclusively resolved, that the Total Payments are in excess of the Safe Harbor Cap (hereinafter referred to as an “Excess Payment”), such Excess Payment shall be deemed for all purposes to be an overpayment to the Executive made on the date the Executive received the Excess Payment and the Executive shall repay the Excess Payment to the Company on demand; provided, however, if the Executive shall be required to pay an Excise Tax by reason of receiving such Excess Payment (regardless of the obligation to repay the Company), the Executive shall not be required to repay the Excess Payment (and if Executive has already repaid such amount, the Company shall refund the amount to Executive). This Section 8 shall supersede Section 10.4 of each of the Twenty-First Century Fox, Inc. 2005 Long-Term Incentive Plan, as amended, and the Twenty-First Century Fox, Inc. 2013 Long-Term Incentive Plan.

9.Legal Fees. The Company shall pay (i) all reasonable legal fees and disbursements incurred by the Executive in connection with the negotiation and preparation of this Agreement and (ii) all reasonable fees and disbursements incurred by the Executive in connection with any dispute over the enforcement of the Executive’s rights under this Agreement, provided that no such payment shall be required if the judge presiding over the proceeding affirmatively finds that the Executive instituted the proceeding in bad faith.

10.Tax Withholding.

Payments to the Executive shall be subject to all applicable legal requirements with respect to the withholding of taxes.

11.Nonassignability; Binding Agreement.

Except as expressly provided in this Agreement or by law, neither this Agreement nor any right, duty, obligation or interest hereunder shall be assignable or delegable by the Executive without the Company’s prior written consent; provided, however, that nothing in this Section shall preclude the Executive from designating any of his beneficiaries to receive any benefits payable hereunder upon his death or Disability, or his executors, administrators, or other legal representatives, from assigning any rights hereunder to the person or persons entitled thereto.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executive’s heirs and the personal representatives of the Executive’s estate.  The Company will not consolidate with or merge into, or sell all or substantially all of its assets to, another corporation, partnership or other entity, unless such other corporation, partnership or entity shall assume this Agreement, and upon such assumption the Executive and the successor corporation, partnership or other entity shall become obligated to perform all of the terms and conditions set forth herein.

12.Entire Agreement; Amendment; Waiver.

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and this Agreement supersedes and renders null and void any and all prior oral or written agreements, understandings or commitments pertaining to the subject matter hereof including the letter agreement dated August 2, 2010 between the Company and the Executive. This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by the parties hereto.  The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

13.No Mitigation; No Offset. Without limiting any other provision hereof, the Company agrees that any income and other employment benefits received by the Executive from any and all sources other than the Company and any affiliate thereof before, during or after the expiration or termination of this Agreement for any reason whatsoever shall in no way reduce or otherwise affect the Company’s obligation to make payments and afford benefits hereunder.

Except for being able to use payments from Company funded disability insurance, the Company shall have no right to offset against any payments or other benefits due to the Executive under this Agreement the amount of any claims it or any of its affiliates may have against the Executive by reason of any breach or alleged breach of this Agreement by the Executive or otherwise.

14.Notices.

Any notice hereunder by either party to the other shall be given in writing by personal delivery, telex, telecopy or certified mail, return receipt requested, to the applicable address set forth below:

(i)	To the Company:	21st Century Fox America, Inc.
1211 Avenue of the Americas
New York, New York 10036
Attention: General Counsel
(ii)	To the Executive at the then current address that the Company has on file for the Executive.

With a copy to:	ZIFFREN BRITTENHAM LLP
1801 Century Park West
Los Angeles, CA 90067
Attention: Sam Fischer

(or such other address as may from time to time be designated by notice by any party hereto for such purpose).  Notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by telex or telecopy, on the business day following receipt of answer back or telecopy confirmation or, if by certified mail, on the date shown on the applicable return receipt.

15.Indemnification. The Company and 21st Century Fox shall indemnify the Executive to the extent permitted by applicable law, against all costs, charges and expenses, including, without limitation, reasonable attorneys’ fees incurred or sustained by the Executive in connection with any action, suit or proceeding to which he may be made a party be reason of being an officer, director or employee of the Company or any of its affiliates, or being a director of any other company, in any case, to the fullest extent permitted by law.  In connection with the foregoing, the Executive will be given the benefit of any liability insurance policy which protects other executive officers of the Company.

16.Governing Law.

This Agreement is to be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to the choice‑of‑law provisions thereof.  If, under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement, and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

17.Representations.

The Company represents that the execution of this Agreement and the performance of its obligations hereunder will not conflict with, result in any breach of, or constitute a default under, any contract, agreement or arrangement to which the Company is a party.  The Executive represents that the execution of this Agreement and the performance of his obligations hereunder will not conflict with, result in any breach of, or constitute a default under, any contract, agreement or arrangement to which he is a party.

18.Section 409A.  To the extent you would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Code, as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and preserve to the maximum extent possible the original intent and economic benefit to you and the Company, and the parties shall promptly execute any amendment reasonably necessary to implement this Section 18. The Company will not be responsible for any taxes arising by reason of any such amendments.

(a)For purposes of Section 409A, your right to receive installment payments pursuant to this Agreement including, without limitation, each severance payment and COBRA continuation reimbursement shall be treated as a right to receive a series of separate and distinct payments.

(b)You will be deemed to have a termination of employment for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Code Section 409A.

(c)Notwithstanding any other provision of this Agreement to the contrary, if at the time of your separation from service, (i) you are a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable on account of such separation from service to you constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period (or upon your death, if earlier), together with interest for the period of delay, compounded annually, equal to the applicable Federal rate for short-term instruments in effect as of the dates the payments should otherwise have been provided. To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, you shall pay the cost of such benefit during the Delay Period, and the Company shall reimburse you, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to you, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(d)Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e)To the extent that severance payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by you of a release of claims (and the expiration of any revocation rights provided therein) which could become effective in one of two (2) taxable years of yours depending on when you execute and deliver the Release, any deferred compensation payment (which is subject to Code Section 409A) that is conditioned on execution of the waiver and release shall be made within ten (10) days after the waiver and release becomes effective and such revocation rights have lapsed, but not earlier than the first business day of the later of such tax years. The Company may provide, in its sole discretion, that you may continue to participate in any benefits delayed pursuant to this section during the period of such delay, provided that you shall bear the full cost of such benefits during such delay period. Upon the date such benefits would otherwise commence pursuant to this Section, the Company may reimburse you the Company’s share of the cost of such benefits, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to you, in each case had such benefits commenced immediately upon your termination of employment. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the schedule and procedures specified herein.

(f)Any amount that you are entitled to be reimbursed under this Agreement will be reimbursed to you as promptly as practical and in any event no later than the last day of the calendar year after the calendar year in which the expenses are incurred, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.

(g)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to you unless otherwise permitted by Code Section 409A.

(h)Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the date of your termination of employment in accordance with the Company’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made on a monthly basis.

19.Counterparts.

This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first set forth above.

21st Century Fox America, Inc.

/s/ Janet Nova
By:	Janet Nova
Title:	EVP and Deputy General Counsel

/s/ James R. Murdoch
James R. Murdoch

Guaranty

The undersigned guarantees the performance of the foregoing agreement in all respects.

Twenty-First Century Fox, Inc.

By:	/s/ Janet Nova

Exhibit A

Summary of PSU Terms and Conditions

Eligible Persons	Persons who may be designated from time to time by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Twenty-First Century Fox, Inc. (“21st Century Fox”)
Award

An award of 21st Century Fox Performance Stock Units (“PSUs”), with each representing the right to receive one share of 21st Century Fox’s Class A common stock, par value $0.01 per share (“Class A Common Stock”) in stock. The PSUs will be granted under the 21st Century Fox 2013 Long-Term Incentive Plan (the “LTIP”) and are subject to the terms and conditions set forth in the LTIP.

Performance Period	3-Year Performance Period (the “Performance Period”)
Performance Metrics (Target Performance, Maximum Performance and Limitation Adjustment)	Performance Metric	Target Performance	Maximum Performance

Earnings Per Share (“EPS”) Growth – Average Adjusted EPS growth per fiscal year measured by the sum of the year over year annual growth in each of the three fiscal years of the Performance Period, divided by 3 versus a pre-established target

		40%	80%

Free Cash Flow (“FCF”) Growth – Average Adjusted Free Cash Flow growth per fiscal year measured by the sum of the year over year annual growth in each of the three fiscal years of the performance, divided by 3 versus a pre-established target

		40%	80%

Total Shareholder Return (“TSR”) – 21st Century Fox’s 3-year TSR compared with the 3-year TSR of the companies comprising the S&P 500 Index (excluding Financial and Energy sector companies) at the end of the Performance Period

		20%	40%
	Subtotal	100%	200% *
* However, in no event may a payout exceed 150% of the PSU Target Number (defined below) the Eligible Person has the opportunity to earn.

The EPS and FCF performance metrics are determined as the percentage growth from 21st Century Fox’s prior year end consolidated results. The TSR performance metric is determined by a measurement at the end of the Performance Period.

Limitation Adjustment – A “limitation adjustment” may be required in some cases to cap the maximum payout at 150% of the PSU Target Number (defined below).

Target Determinations

Within 90 days of the beginning of each Performance Period, the Compensation Committee will establish, for each of the performance metrics, performance ranges and payout ranges for the Performance Period. At such time, unless already set forth in an applicable employment agreement, the Compensation Committee will determine the target opportunity for each Eligible Person expressed as a dollar value (the “PSU Target Value”). The PSU Target Value will be converted into a target number of PSUs based on the 20 trading day average closing price of the Class A Common Stock ending on the June 30 of the prior fiscal year (the “PSU Target Number”). Such performance metrics’ performance ranges, payout ranges, and PSU Target Value will be conveyed in writing to each applicable Eligible Person within 90 days of the beginning of each Performance Period.

Performance Determination

As soon as practicable following the end of the Performance Period, the Compensation Committee will compute the average of the annual EPS and FCF performance metrics for each of the three applicable fiscal years and determine the final performance metric for each of the three performance metrics, which, because of the Limitation Adjustment described above, cannot exceed 150% of the PSU Target Number (the “Final Performance Metric”). The Compensation Committee will then certify the achievement of the results for the Performance Period.

All performance metrics may be adjusted at the sole discretion of the Compensation Committee as it deems appropriate (i) to exclude the effect of extraordinary, unusual and/or non-recurring items, discontinued operations and accounting charges and (ii) to reflect such other facts as the Compensation Committee deems appropriate so as to reflect the performance metric and not distort the calculation of the performance metric.

Payment

Subject to the Condition to Payment of PSUs described below, at the end of the Performance Period, each Eligible Person will be credited with the number of PSUs determined by multiplying the PSU Target Number by the Final Performance Metric (the “Final PSU Credits”). Each Eligible Person will then receive, on the Payment Date, a number of shares of the Company’s Class A Common Stock equal to the Final PSU Credits, subject to the limitations set forth in the LTIP. The “Payment Date” shall be August 15 or the business day closest to August 15. Thus, the Final PSU Credits reflect, for each Eligible Person, both Company performance and any change in the value of the Company’s Class A Common Stock over the three-year Performance Period.

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Condition to Payment of PSUs

The Payment of shares of Class A Common Stock with respect to the PSUs to each Eligible Person is subject to the attainment of one or more pre-established objective performance measures that shall be determined by the Compensation Committee within the 90 day period after the beginning of the fiscal year (the “PSU Performance Condition”). If the PSU Performance Condition is met, the actual number of PSUs to be awarded shall be determined by multiplying the PSU Target Number by the Final Performance Metric as described herein subject to the maximum limitation contained in the LTIP.

Definitions

“Adjusted Net Income” shall be determined by adjusting Net Income by eliminating the effect on Net Income of the following items, which will apply equally to income and losses from “Associated Entities” (as that term is used in 21st Century Fox’s audited consolidated financial statement (the “Financial Statements”) included in Net Income (the “Adjustments”)) - (i) non-cash intangible asset impairment charges and write downs on investments to realizable values; (ii) gains or losses on the sale or other disposition of businesses or investments; (iii) items classified as Extraordinary Items (or a similar classification); (iv) the impact of changes in accounting in the fiscal year of such change (with the intent being to measure Adjusted Net Income in each Fiscal Year on the same bases of accounting); (v) costs of material business restructurings, reorganizations and relocations (includes severances, shut down, asset writeoffs – whether immediately recognized or the incremental impact of accelerated charges over the restructuring period); and (vi) gains and losses from capital and debt issuances and retirements. To the extent consistent with Section 162(m), the determination may reflect such other adjustments as the Compensation Committee deems appropriate to reflect the performance metric so as to not distort the calculation of the performance metric.

“Earnings Per Share” is calculated by dividing Adjusted Net Income by the number of shares of stock (or stock equivalents) of the combined classes of 21st Century Fox’s common stock utilized in the Financial Statements for the respective fiscal year in determining diluted earnings per share, after adjusting for new share issuances and the effect of corporate reorganizations such as stock splits.

“Free Cash Flow” is defined as operating income before depreciation and amortization, less cash interest, operating taxes paid, working capital requirements and capital expenditures, plus distributions/dividends received and non-cash compensation expense, all determined from continuing operations. Comparable adjustments made to Net Income in accordance with the definition of Adjusted Net Income will be made to Free Cash Flow to the extent they impact Free Cash Flow.

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Definitions (continued)

“Net Income” for each fiscal year shall be determined in accordance with United States generally accepted accounting principles and will be such amount reported as Net Income in the Financial Statements.

“Total Shareholder Return” is calculated as the change in value of the Company’s weighted average of the share price of the Company’s Class A Common Stock and Class B common stock, par value $0.01 per share, as quoted on the NASDAQ Global Select Market over the Performance Period.

Weighted Average TSR = (Weighted Class A TSR plus Weighted Class B TSR) divided by 2.

Weighted Class A TSR = (((share price of the Class A Common Stock at the end of the 3-year Performance Period minus the share price of the Class A Common Stock at the beginning of the three-year Performance Period) plus dividends reinvested) divided by the share price of the Class A Common Stock at the beginning of the three-year Performance Period) multiplied by the shares outstanding of the Class A Common Stock.

Weighted Class B TSR = (((share price of the Class B Common Stock at the end of the 3-year Performance Period minus the share price of the Class B Common Stock at the beginning of the three-year Performance Period) plus dividends reinvested) divided by the share price of the Class B Common Stock at the beginning of the three-year Performance Period) multiplied by the shares outstanding of the Class B Common Stock.

Share price is determined using the 20 trading day average closing price up to the last trading day on or prior to June 30. Shares outstanding is determined on the last trading day on or prior to June 30 at the end of the Performance Period.

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